Exhibit 99.1

AMENDED AND RESTATED

JOINT FILING AGREEMENT

February 11, 2022

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to (i) this joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock of BRP Group, Inc., par value $0.01 per share, and (ii) that this Amended and Restated Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate.

This Amended and Restated Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

1.	*
L. Lowry Baldwin
2.	*
Baldwin Insurance Group Holdings, LLC
3.	*
Elizabeth H. Krystyn
4.	*
The Elizabeth H. Krystyn 2019 Grantor Retained Annuity Trust II, Dated September 30, 2019
5.	*
Laura R. Sherman
6.	*
The Laura R. Sherman GRAT 2019-2, Dated September 30, 2019
7.	*
Trevor L. Baldwin
8.	*
Kristopher A. Wiebeck
9.	*
John A. Valentine
10.	*
The John A. Valentine 2019 Grantor Retained Annuity Trust, Dated September 30, 2019
11.	*
Daniel A. Galbraith

12.	*
Bradford L. Hale
13.	*
Joseph D. Finney
14.	*
Highland Risk Services LLC
15.	*
Brian G. Daly

*By	/s/ Seth Cohen
Seth Cohen
Attorney-in-Fact